Exhibit 99.1

CONTACT Intervoice, Inc.	FOR IMMEDIATE RELEASE
Corbin Baumel + 1 (972) 454-8737

12-05

Intervoice Announces Fiscal 2005 Full Year and Fourth Quarter Results

Fiscal Year 2005 Net Income Increased to $22.5 Million from $11.3 Million in Prior Year

DALLAS — April 5, 2005 — Intervoice, Inc. (NASDAQ: INTV) today reported revenues of $183.3 million for its fiscal year ended February 28, 2005, an 11 percent increase from $165.3 million posted in the prior year. Net income for fiscal 2005 was $22.5 million or $0.59 per diluted share. These results reflect significant improvement from net income of $11.3 million and $0.32 per diluted share posted in the prior year. Intervoice achieved revenues of $48.7 million for its fourth fiscal quarter ended February 28, 2005, a 12 percent increase from $43.5 million posted in the same quarter last year. Net income for the fourth quarter of fiscal 2005 was $7.2 million, or $0.18 per diluted share, up significantly from net income of $3.2 million, or $0.09 per diluted share, posted in the fourth quarter of last year.

During the year, cash balances increased by $19.4 million to $60.2 million, debt was reduced by $11.4 million and cash flow from operations totaled $25.5 million. During the fourth quarter, cash balances increased by $9.6 million, the Company made debt repayments totaling $8.7 million and cash flow from operations totaled $14.4 million. The debt balance of $1.7 million at February 28, 2005, was paid off completely in March 2005. The Company’s solutions backlog of $35.4 million at February 28, 2005, is up 12 percent from $31.7 million at February 29, 2004 and up slightly from $35.2 million at November 30, 2004.

“Our cash flow and overall results for the year and our most recent quarter exceeded my expectations,” said Craig Holmes, the Company’s Executive Vice President and Chief Financial Officer. “I am pleased we can start this new fiscal year debt-free and with a very strong financial position.”

“Fiscal year 2005 marked our return to double-digit revenue growth and significant improvements in operational efficiencies,” said Bob Ritchey, the Company’s President and CEO. “Our emphasis on innovation, quality and customer satisfaction is clearly paying off. In addition, our fourth quarter highlights included the launching of Omvia Media Exchange, our next generation messaging platform, and the booking of several impressive orders. We believe the Company’s outlook continues to be favorable, and I currently believe revenues for the first quarter of fiscal 2006 will be in the $45 million to $49 million range. Revenues in the middle of this range represent a 12% increase from $41.9 million of revenue achieved in Q1 of last year. I look forward to discussing details of our fourth fiscal quarter and outlook for the future in tomorrow’s conference call with investors.”

Net income for the full years and fourth quarters of fiscal 2005 and 2004 includes the positive effects of certain tax settlements and tax benefits resulting from the use of fully reserved net operating loss carryforwards and other deferred tax assets. At February 28, 2005, additional fully reserved deferred tax assets of approximately $8.5 million remain available and could benefit tax provisions in future periods.

As previously disclosed, the Audit Committee has completed its independent investigation related to several transactions which occurred during fiscal years 2000 through 2002. In addition, the Company is continuing to provide documentation requested by the Securities and Exchange Commission in a subpoena, and the Audit Committee is continuing to conduct a limited review primarily related to certain additional documents being provided to the Commission.

The Company has scheduled a conference call for 9:00 a.m. Central Time on Wednesday, April 6, 2005, to discuss its fourth fiscal quarter results and its outlook for the future. To participate in the call, dial 913-981-4910. The conference call confirmation code is 4076074. A webcast and replay of the call will be available at the Company’s Web site: www.intervoice.com.

Intervoice has included in this press release certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning its business and operations that are based on management’s current beliefs. All statements other than statements of historical fact in this press release are forward–looking statements. Readers are cautioned to read the contingencies, risks and uncertainties, described in the Company’s filings with the Securities and Exchange Commission, including without limitation, the risks and uncertainties set forth under the caption entitled “Cautionary Disclosures to Qualify Forward Looking Statements” in the Company’s Annual Report filed on Form 10-K and Quarterly Reports filed on Form 10-Q. Intervoice cautions current and potential investors that such risks and uncertainties could result in material differences from the forward-looking statements in this press release.

About Intervoice
Intervoice, Inc. (NASDAQ: INTV) provides leading enterprises and network operators with the platform, software, applications and services necessary to optimize their customer experience through voice automation solutions. Omvia®, the open, standards-based Intervoice product suite, offers flexibility for advanced multi-media messaging, portal, IVR and payment applications. The Company focuses on the enterprise and network markets, providing solutions that improve operational efficiencies, drive revenue and increase customer satisfaction and loyalty. Building on more than 20 years of systems integration and service delivery experience, the Professional Services Agility Suite from Intervoice is designed to provide proven best practices toward design, implementation, and optimization of voice applications. Intervoice systems have been deployed in more than 23,000 implementations worldwide across all industries including implementations at: Ameritrade, Amtrak, Atmos Energy, Citibank, CSX Transportation, MasterCard, O2, Rogers Wireless, SBC, Travelocity, Verizon and Vodafone. A Microsoft Certified Partner and Certified Partner for Learning Solutions, Intervoice is headquartered in Dallas with offices in Europe, the Middle East, South America, Africa and Asia-Pacific. For more information, visit www.intervoice.com.

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INTERVOICE, INC.
CONSOLIDATED BALANCE SHEETS

	(In Thousands, Except Share and Per Share Data)
ASSETS	February 28, 2005	February 29, 2004
	(Unaudited)
Current Assets
Cash and cash equivalents	$60,242	$40,859
Trade accounts receivable, net of allowance for doubtful accounts of $799 in fiscal 2005 and $947 in fiscal 2004	32,605	23,719
Inventory	7,642	8,415
Prepaid expenses and other current assets	4,339	5,087

	104,828	78,080

Property and Equipment
Land and buildings	16,932	16,857
Computer equipment and software	46,514	39,073
Furniture, fixtures and other	3,345	3,190
Service equipment	9,267	9,421

	76,058	68,541
Less allowance for depreciation	54,303	48,325

	21,755	20,216
Other Assets
Intangible assets, net of accumulated amortization of $15,840 in fiscal 2005 and $34,443 in fiscal 2004	4,707	6,363
Goodwill	3,401	3,401
Other assets	168	3,491

	$134,859	$111,551

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$11,485	$10,746
Accrued expenses	13,745	11,919
Customer deposits	6,871	6,625
Deferred income	24,448	22,257
Current portion of long-term borrowings	400	—
Income taxes payable	4,129	7,379

	61,078	58,926
Long-Term Borrowings	1,333	13,101
Other Long-Term Liabilities	—	271
Stockholders’ Equity
Preferred stock, $100 par value—2,000,000 shares authorized: none issued
Common stock, no par value, at nominal assigned value—62,000,000 shares authorized: 37,196,216 issued and outstanding in fiscal 2005 and 35,691,389 issued and outstanding in fiscal 2004	19	18
Additional capital	85,421	75,276
Accumulated deficit	(12,931)	(35,441)
Accumulated other comprehensive loss	(61)	(600)

Stockholders’ equity	72,448	39,253

	$134,859	$111,551

INTERVOICE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	February 28,	February 29,	February 28,	February 29,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)
	(In thousands, except share and per share data)
Sales
Solutions	$26,477	$22,923	$100,504	$83,612
Recurring Services	22,244	20,587	82,754	81,666

	48,721	43,510	183,258	165,278

Cost of goods sold
Solutions	13,119	12,584	52,116	47,675
Recurring Services	7,955	7,044	28,928	27,603

	21,074	19,628	81,044	75,278

Gross margin
Solutions	13,358	10,339	48,388	35,937
Recurring Services	14,289	13,543	53,826	54,063

	27,647	23,882	102,214	90,000

Research and development expenses	4,530	3,942	15,812	15,193
Selling, general and administrative expenses	15,797	13,071	60,265	53,188
Amortization of goodwill and acquisition related intangible assets	252	705	1,461	2,820

Income from operations	7,068	6,164	24,676	18,799
Other income (expense)	324	(1,250)	974	(1,650)
Interest expense	(72)	(379)	(585)	(1,966)
Loss on extinguishment of debt	—	(488)	—	(488)

Income before taxes	7,320	4,047	25,065	14,695
Income taxes	102	840	2,555	3,368

Net income	$7,218	$3,207	$22,510	$11,327

Net income per share — basic	$0.20	$0.09	$0.62	$0.33

Shares used in basic per share computation	36,980	35,129	36,214	34,447

Net income per share — diluted	$0.18	$0.09	$0.59	$0.32

Shares used in diluted per share computation	39,136	37,556	38,461	35,728

INTERVOICE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended		Year Ended
	February 28,	February 29,	February 28,	February 29,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)
	(In Thousands)
Operating activities
Net income	$7,218	$3,207	$22,510	$11,327
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,686	2,582	7,733	9,750
Other changes in operating activities	5,529	(4,389)	(4,747)	(1,968)

Net cash provided by operating activities	14,433	1,400	25,496	19,109

Investing activities
Purchases of property and equipment	(2,418)	(2,009)	(7,253)	(5,495)
Other changes in investing activities	—	—	—	(28)

Net cash used in investing activities	(2,418)	(2,009)	(7,253)	(5,523)

Financing activities
Paydown of debt	(8,702)	(6,111)	(19,368)	(10,611)
Premium on debt extinguishment	—	(10)	(5)	(20)
Borrowings	—	4,601	8,000	4,601
Restricted cash	—	(2,750)	2,750	(2,750)
Exercise of stock options	6,589	6,900	9,207	9,260

Net cash provided by (used in) financing activities	(2,113)	2,630	584	480
Effect of exchange rates on cash	(255)	218	556	582

Increase in cash and cash equivalents	9,647	2,239	19,383	14,648
Cash and cash equivalents, beginning of period	50,595	38,620	40,859	26,211

Cash and cash equivalents, end of period	$60,242	$40,859	$60,242	$40,859

Intervoice, Inc.
Revenues by Product and Geography
For the Quarter Ended February 28, 2005
Unaudited
(In thousands)

	North		Rest of
	America		World		Total
Solutions	$13,664	51.6%	$12,813	48.4%	$26,477	100.0%
Customer and Software Support	11,104	73.5%	3,998	26.5%	15,102	100.0%
Managed Services	2,621	36.7%	4,521	63.3%	7,142	100.0%

Total Sales	$27,389	56.2%	$21,332	43.8%	$48,721	100.0%

Voice Automation/IVR					$19,138	39.3%
Network Portal					1,434	2.9%
Messaging					3,496	7.2%
Payment					2,409	4.9%

Total Solutions					26,477	54.3%

Customer and Software Support					15,102	31.0%
Managed Services					7,142	14.7%

Total Recurring Services					22,244	45.7%

Total Sales					$48,721	100.0%

Intervoice, Inc.
Revenues by Product and Geography
For the Year Ended February 28, 2005
Unaudited
(In thousands)

	North		Rest of
	America		World		Total
Solutions	$55,387	55.1%	$45,117	44.9%	$100,504	100.0%
Customer and Software Support	42,692	71.9%	16,703	28.1%	59,395	100.0%
Managed Services	9,751	41.7%	13,608	58.3%	23,359	100.0%

Total Sales	$107,830	58.8%	$75,428	41.2%	$183,258	100.0%

Voice Automation/IVR					$68,128	37.2%
Network Portal					5,876	3.2%
Messaging					10,447	5.7%
Payment					16,053	8.7%

Total Solutions					100,504	54.8%

Customer and Software Support					59,395	32.4%
Managed Services					23,359	12.8%

Total Recurring Services					82,754	45.2%

Total Sales					$183,258	100.0%